Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Propex Fabrics Inc. for the registration of $150,000,000 10% Senior Notes due 2012, and to the use of our reports dated April 9, 2004 (except for Note 14, as to which the date is December 17, 2004) with respect to the combined financial statements and schedule of the BP Fabrics and Fibers Business for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Chicago, Illinois

February 11, 2005